UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2018

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-36837	36-4802442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed by Energizer Holdings, Inc., a Missouri corporation (the “Company”), in its Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2018, the Company entered into an Amended and Restated Acquisition Agreement (the “GBL Acquisition Agreement”) with Spectrum Brands Holdings, Inc., a Delaware corporation (“Spectrum”), pursuant to which the Company agreed, among other things, to acquire from Spectrum (the “GBL Acquisition”) its global battery, lighting and portable power business (the “GBL Business”).

In connection with the GBL Acquisition on December 17, 2018, Energizer Gamma Acquisition, Inc. (the “Escrow Borrower”), a wholly-owned subsidiary of the Company, entered into a credit agreement for a revolving credit facility in an aggregate principal amount of $400 million, a term loan A facility in an aggregate principal amount of $200 million and a term loan B facility in an aggregate principal amount of $1,000 million with certain lenders and J.P. Morgan Chase Bank, N.A., as administrative agent and collateral agent. The revolving facility includes (i) a $35 million sublimit for the issuance of letters of credit on customary terms, and (ii) a $10 million sublimit for swingline loans on customary terms.

The net proceeds of the borrowings under the term loan facilities and an additional amount sufficient to cover the interest and fees that will accrue with respect to the term loan facilities during the escrow period have been deposited in an escrow account and will be held in escrow prior to the closing of the GBL Acquisition. Until the consummation of the GBL Acquisition, the Escrow Borrower’s obligations are secured by the cash proceeds in the escrow account. Once all applicable conditions with respect to the GBL Acquisition have been met, the Escrow Borrower will merge with and into the Company, and the Company will become the borrower under the credit facilities in accordance with the terms and subject to the conditions specified in the credit agreement.

The release of the term loan proceeds from escrow and the obligations of the lenders to extend credit under the revolving credit facility are subject to the completion of the GBL Acquisition and various other conditions. Upon satisfaction of the escrow release conditions, the proceeds of the term loan facilities will be used to finance in part the GBL Acquisition and the refinancing of the debt outstanding under the Company’s existing credit agreement dated as of June 30, 2015, as amended, with the loan parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”), as a result of which the Existing Credit Agreement will thereupon terminate. If the escrow release conditions are not satisfied, the Escrow Borrower will be required to make a mandatory prepayment in respect of the term loan facilities.

The revolving facility may be used by the Company for working capital and for general corporate purposes and pay transaction fees and expenses in connection with the GBL Acquisition and related transactions.

The Company will have the right from time to time to increase the size or add certain incremental revolving or term loan facilities (the “Incremental Facilities”) in minimum amounts to be agreed upon. The aggregate principal amount of all such Incremental Facilities may not exceed an amount equal to the sum of (a) the greater of (x) $600 million and (y) 100% of the Company’s Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been delivered to the bank lenders plus (b) the aggregate principal amount of any voluntary prepayments of certain term loans plus (c) an additional amount, so long as after giving effect to the incurrence of such additional amount, the Company’s first lien net leverage ratio would not exceed 2.75:1.00 (or, if such debt is incurred in connection with a permitted acquisition, the first lien net leverage ratio in effect immediately prior thereto). The maximum amount of all incremental revolving loans and all incremental term loans with amortization greater than 1.0% per year may not exceed $300 million.

Borrowings under the credit facilities bear interest at a rate per annum equal to, at the option of the Company, (i) LIBOR plus the applicable margin of 1.50% – 2.50% for revolving loans, based on total leverage, 2.0% – 2.25% for the term loan A facility based on total leverage, and 2.25% for the term loan B facility, in each case, subject to a 0.00% LIBOR floor, or (ii) the base rate (subject to a 1.00% floor) plus the applicable margin, which is 1.00% lower than for LIBOR loans.

The loans and commitments under the revolving credit facility mature or terminate on the fifth anniversary of the Closing Date. No amortization is required with respect to the revolving credit facility. The loans under the term loan A facility mature on the third anniversary of the Closing Date and require quarterly principal payments at a rate of 6.25% of the original principal balance. The loans under the term loan B facility mature on the seventh anniversary of the Closing Date and require quarterly principal payments at a rate of 0.25% of the original principal balance.

Mandatory prepayments on the term loan facilities will be required, subject to customary exceptions, (i) from the receipt of net cash proceeds by the Company or any of its subsidiaries from any divestiture process under the GBL Acquisition Agreement, (ii) from the receipt of net cash proceeds by the Company or any of its subsidiaries from certain asset dispositions, other than from any divestiture process under the GBL Acquisition Agreement (with step-downs based on the Company’s first lien net leverage ratio levels), and casualty events, in each case, to the extent such proceeds are not reinvested or committed to be reinvested in assets useful in the business of the Company or any of its subsidiaries within 365 days of such disposition or casualty event or, if so committed to be reinvested within such period, reinvested within 180 days thereafter, (iii) following the receipt of net cash proceeds from the issuance or incurrence of additional debt of the Company or any of its subsidiaries other than certain permitted debt, and (iv) in an amount equal to 50% of excess cash flow of the Company and its subsidiaries with step-downs based on the Company’s first lien net leverage ratio levels.

From the Closing Date, the obligations of the Company under the senior credit facilities will be jointly and severally guaranteed by certain of the Company’s existing and future direct and indirectly wholly-owned U.S. subsidiaries, subject to customary exceptions.

From the Closing Date, the obligations of the Company under the senior credit facilities will be secured by a first priority perfected lien on substantially all of the assets and property of the Company and guarantors and proceeds therefrom excluding certain excluded assets. The liens securing the obligations of the Company under the revolving credit facility and the term loan facilities will be pari passu.

The credit agreement contains a maximum total net leverage ratio maintenance financial covenant set at 6.25:1.00, stepping down to 5.75:1.00 for any fiscal quarter ending after June 30, 2020and on or prior to December 31, 2021, and stepping down to 5.25: 1.00 for any fiscal quarter ending thereafter. Only lenders holding at least a majority of the revolving credit facility and the term loan A facility have the ability to amend the financial covenant, waive a breach of the financial covenant or accelerate the revolving credit facility or the term loan A facility, as applicable, upon a breach of the financial covenant, and a breach of the financial covenant does not constitute an event of default with respect to the term loan B facility or trigger a cross-default under the term loan B facility until the date on which the revolving credit facility or the term loan A facility have been accelerated and terminated.

In addition, the credit agreement contains a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt;

•	pay dividends and other distributions;

•	make investments, loans and advances;

•	engage in transactions with the Company’s affiliates;

•	sell assets or otherwise dispose of property or assets;

•	alter the business the Company conducts;

•	merge and engage in other fundamental changes;

•	prepay, redeem or repurchase certain debt; and

•	incur liens.

The credit agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. Under the credit agreement, if an event of default occurs, the lenders will be entitled to take various actions, including the acceleration of amounts due.

The Company is obligated to pay customary fees to the agents and lenders under the credit agreement with respect to arranging and maintaining the credit facilities.

Certain of the agents and lenders under the credit agreement and the Existing Credit Agreement and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation

The foregoing description of the credit agreement is not complete and is subject to, and qualified in its entirety by reference to, such agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02 Termination of a Material Contract.

The information set forth in Item 1.01 above is incorporated herein by reference. A brief description of the material terms of the Existing Credit Agreement is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which description is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached hereto:

Exhibit Number	Description of Exhibit

10.1	Credit Agreement dated December 17, 2018 by and among Energizer Holdings, Inc., each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Timothy W. Gorman
Timothy W. Gorman
Executive Vice President and Chief Financial Officer

Dated: December 17, 2018